Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement dated and effective as of December 16, 2005 is entered into by and between TRC Companies, Inc. and its affiliates (“TRC”) on the one hand and Miro Knezevic (“Knezevic”) on the other hand.

In consideration of the covenants contained herein, the Parties hereto agree as follows:

1.               Knezevic will retire from all positions with TRC effective January 3, 2006.  Between the date hereof and January 3, 2006, Knezevic will transition any on-going initiatives in which he is involved.  The Parties anticipate this will involve no more than a day or two of time.

2.               Knezevic shall be paid an amount equal to his current salary rate from January 3, 2006 through September 8, 2006.  Such amount shall be paid in accordance with the normal payroll practices of the Company.  All amounts paid to Knezevic pursuant hereto shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law.  Knezevic shall be solely responsible for income taxes imposed on the Employee by reason of any amounts payable pursuant hereto.

3.               TRC will reimburse Knezevic for the cost of current benefits coverage pursuant to COBRA until September 8, 2006.

4.               All options held by Knezevic shall be deemed fully vested as of January 3, 2006.  All Series C options held by Knezevic shall survive and be fully exercisable for and through their original term (“Expiration Date” as noted on SEC Form 5 signed by Knezevic on August 12, 2005) and all other stock options held by Knezevic shall not expire until December 31, 2007.  All options held by Knezevic shall not terminate early by reason of Knezevic’s ceasing to be an employee or any other reason other than the merger, consolidation, dissolution or liquidation of TRC as provided in Section 13 of the Stock Option Plan which also provides that option holders will be given thirty (30) days’ notice of such event, and such options shall survive for the period specified herein.  Except for restrictions imposed under applicable securities laws, Knezevic shall not be restricted or prevented from exercising all options held by him for any reason during the periods specified herein.

5.               Knezevic shall pay the Company in immediately available funds on or before December 31, 2005 the sum of $36,000 in full settlement of any and all claims by TRC known or unknown related to the filing of expense reports.

6.               Knezevic and his heirs, assigns and agents release, waive and discharge TRC, its directors, officers, employees, subsidiaries, and agents from each and every claim, action or right of any sort known or unknown arising on or before the effective date of this Agreement.

a.               The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, marital status, national origin, handicap or disability, age, veteran status, specified disabled veteran status; any claim of defamation, business defamation, false or true light, and any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting the terms and conditions of employment, or a covenant of good faith and fair dealings; any tort claims and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31, U.S.C. 3730 or similar California law.

b.              The Knezevic Release excludes, however, the following: all obligations and covenants of TRC under this Agreement, all rights, obligations, and claims relating to stock options and stock grants granted by TRC to Knezevic and all employee benefits, such as pension and 401k rights and benefits, and rights to receive compensation, including accrued vacation pay, through December 31, 2005.

c.               Knezevic represents that he understands the foregoing release, that rights and claims under the Age Discrimination and Employment Act of 1967 are among the rights and claims against TRC which he is releasing.

7.               Knezevic understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past, present and future, attributable to any action or omission to act arising out of Knezevic’s employment, and retirement/separation.  This release extends to the shareholders, officers, directors, employees or agents of the Employer.  Any and all rights granted to Knezevic under §1542 of the California Civil Code or any analogous federal law or regulation in regard to Knezevic’s employment and retirement are hereby expressly waived.

8.               Knezevic waives and releases and promises never to assert any of those claims that are described in paragraph 6 above, even if he does not believe that he has any such claims.  TRC waives and releases and promises never to assert any of those claims that are described in paragraph 5 above, even if it does not believe that it has any such claims.  Knezevic and TRC therefore waive any rights they would otherwise have under California Civil Code §1542 with respect to the releases granted herein, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

9.               TRC agrees to comply with the provisions of paragraph 3 of the Employment Agreement dated March 21, 1994 by and between ESI Acquisition Corporation and Knezevic as they relate to a policy of life insurance with a value of $500,000 and to transfer such policy to Knezevic as soon as practicable after January 3, 2006.  Knezevic understands that this will be an event subject to income taxes payable by him.

10.         Knezevic and TRC understand and expressly agree that this Agreement shall bind and benefit their respective heirs, partners, successors, employees, owners, stockholders, officers, directors, attorneys, affiliates, predecessors, representatives and assigns.

11.         In any dispute with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party.

12.         The validity, construction and enforceability of this Agreement shall be governed in all respects by the law of California applicable to agreements negotiated, executed and performed in California regardless of whether either of the parties shall now be or hereafter become a resident of another state or country, except as to any matters which are required by law to be governed by the laws of another jurisdiction.

13.         The parties hereto agree not to divulge or publicize the terms hereof except as to their attorney or CPA or staff, as may be necessary to enforce the promises, covenants and/or understandings contained herein or as required by law.  Knezevic may disclose the terms of this Agreement, however, to his immediate family members, but shall caution them to keep the settlement confidential consistent with this paragraph.

14.         Each party shall bear its own legal fees arising out of this matter and waive any claims it may have against the other for attorneys’ fees, except under the conditions set forth in paragraph 11.

15.         Knezevic was exposed to and received information relating to the confidential affairs of TRC and its clients, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s services and products, promotions development, financing, expansion plans, business policies and practices, and other forms of information considered by TRC to be confidential and in the nature of trade secrets.  Knezevic is required to keep this information confidential and not use it for any purpose other than for the benefit of TRC; provided, however that the preceding covenants shall not apply to information that:  (a) is a matter of public knowledge, (b) is independently developed by a person not a party to this Agreement without the use, directly or indirectly, of TRC confidential  information, (c) was in my Knezevic’s possession prior to his employment with TRC unless otherwise conveyed to TRC, (d) is information of a general nature that could reasonably be acquired  by Knezevic without reference to TRC confidential information, (e) is obtained by Knezevic from a third party not subject to any confidentiality obligation to TRC; or (f) is required to be disclosed by law or the order of any court or governmental agency, or in any litigation or similar proceeding.

16.         TRC represents and warrants that Knezevic is and shall remain covered by its liability insurance policies with respect to any matters concerning the use by TRC of Knezevic’s contractor licenses in connection with work performed or services rendered by TRC, and TRC agrees to indemnify, defend and hold harmless Knezevic and his heirs, successors and assign from all claims, liabilities, costs, expenses, attorneys fees and obligations arising out of any work performed or services rendered by TRC or any of its subsidiaries or affiliates or contractors. TRC will cease using Knezevic as the “RME” or otherwise use his contractors licenses as soon as practical but in any event no later than January 31, 2006.

17.         This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.  Any change or modification of this Agreement must be in writing and signed by the parties.  Neither Knezevic nor TRC has relied upon any representation or statement not now set forth in this writing concerning the terms, conditions, and inducements of this mutual release. TRC warrants and represents that the undersigned individual signing on behalf of TRC is duly authorized by TRC to sign on behalf of and to bind TRC with respect to the provisions of this Agreement, and that this Agreement has been duly and validly executed and delivered by TRC and constitutes a valid and binding obligation of TRC enforceable against TRC in accordance with its terms.

18.         Knezevic has consulted with a private attorney prior to executing this Agreement, and has discussed this with an attorney, and Knezevic has carefully read and fully understands all of the provisions of this Agreement and is freely and voluntarily entering into this Agreement.

19.         Knezevic has been advised by his legal counsel of the right to consider this Agreement for up to twenty-one (21) days prior to its execution and voluntarily waives this period, electing with full knowledge and consent to execute this release at this time.  Knezevic further acknowledges and understands the right to revoke this Agreement within seven (7) days after its execution and that, at Knezevic’s election, this Agreement is not effective or enforceable until the seven (7) day period has expired.

20.         This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be effective to bind the Parties hereto with original signatures exchanged as soon as reasonably practicable.

IN WITNESS WHEREOF, the parties have set their hands as of the date first written above.

TRC COMPANIES, INC.

/s/	Martin H. Dodd
Martin H. Dodd
Senior Vice President, General Counsel and Secretary

Employee:

/s/	Miro Knezevic
Miro Knezevic